FOR IMMEDIATE RELEASE

Capital One Bank Closes $220 Million Syndicated Loan for

American Realty Capital New York Recovery REIT

New York, New York, September 24, 2013 – Capital One Bank announced today that it successfully completed the syndication of the previously announced $220 million credit facility for American Realty Capital New York Recovery REIT, Inc. (“NYRR”). The syndicated loan will be used primarily to facilitate acquisitions of large, institutional-quality properties in New York City.

Capital One Bank acted as the sole lead arranger, sole bookrunner and administrative agent on this transaction. A group of four other banks also participated in the transaction.

NYRR currently has a portfolio of 19 properties in the New York metropolitan area, including an office building in Chelsea, a multifamily apartment building in Brooklyn and a retail and garage property in Midtown.

“As the lead arranger for this deal, the Capital One Bank team coordinated the financial solution we needed,” said Michael A. Happel, NYRR’s Chief Investment Officer. “We were impressed with the team’s dedication to developing and completing a tailored financing solution that we believe will help us achieve our goals.”

“We are pleased to support NYRR’s growth efforts in the New York metropolitan area,” said Ben Stacks, Greater New York Market Manager, Capital One Bank Commercial Real Estate. “We look forward to continuing our relationship with the company as it strengthens its regional footprint.”

Capital One Bank’s Commercial Real Estate Group provides financing in markets including New York; New Jersey; Massachusetts; Pennsylvania; Washington, D.C.; Virginia; Maryland; Texas; and Louisiana. The group offers a comprehensive array of solutions for property owners and developers, including commercial lending, financing, underwriting, and treasury management.

About Capital One

Capital One Financial Corporation (www.capitalone.com) is a financial holding company whose subsidiaries, which include Capital One, N.A., and Capital One Bank (USA), N. A., had $209.9 billion in deposits and $296.5 billion in total assets as of June 30, 2013. Headquartered in McLean, Virginia, Capital One offers a broad spectrum of financial products and services to consumers, small businesses and commercial clients through a variety of channels. Capital One, N.A. has more than 900 branch locations primarily in New York, New Jersey, Texas, Louisiana, Maryland, Virginia and the District of Columbia. A Fortune 500 company, Capital One trades on the New York Stock Exchange under the symbol "COF" and is included in the S&P 100 index.

About NYRR

NYRR is a publicly registered, non-traded real estate investment trust (“REIT”) that has qualified as a REIT for tax purposes beginning in the taxable year ended December 31, 2010. Additional information about NYRR can be found on its website at www.newyorkrecoveryreit.com.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. In addition, words such as “will,” “may,” “anticipate,” “believe,” “expect” and “intend” indicate a forward-looking statement, although not all forward-looking statements include these words.

Contacts:
NYRR
Anthony J. DeFazio	Michael A. Happel, CIO
DDCWorks	American Realty Capital New York Recovery REIT, Inc.
tdefazio@ddcworks.com	mhappel@arlcap.com
Ph: 484-342-3600	Ph: 212-415-6500

Capital One
Michael Bulger
Michael.Bulger@capitalone.com
Ph: 212-834-1695